EXHIBIT 1.3

                                                       2150 Scotia One
[BROCKER LETTERHEAD]                                 10060 Jasper Avenue
                                              Edmonton, Alberta T5J 3R8, Canada


                Brocker's Drive for Improved Performance Leads to
               Withdrawal From Mobile Phone Distribution Contract

AUCKLAND, New Zealand - June 21, 2001. In its constant quest to improve profitability, Brocker Technology Group Ltd. (Nasdaq: BTGL, TSE: BKI, http://www.brockergroup.com) announced today that its subsidiary, Sealcorp Telecommunications Group Limited, has given notice to withdraw from its contract to distribute mobile phones for Telecom New Zealand Limited. Brocker CEO, Mr. Richard Justice said that Brocker's mobile phone distribution business has historically been profitable, but after reviewing this operation recently management has determined that it no longer meets the Company's profitability objectives.

"We have adopted more aggressive profit targets and we are constantly monitoring all aspects of our business in light of these," said Mr. Justice. "Furthermore, the dynamics of the New Zealand mobile phone market have changed. Therefore, in the interests of maximising the profitability of our operations, we are exiting the mobile phone distribution business. We plan to re-deploy the equity into more profitable operations and, potentially, new opportunities," said Mr. Justice.

"Brocker has had a strong working relationship with Telecom New Zealand since 1997," said Mr. Justice. "We've been part of the mobile phone `explosion' in New Zealand, developing innovative accessories and a state-of-the-art distribution model, able to deliver products anywhere in the country within 24 hours, 98% of the time.

By withdrawing from the Telecom contract, Brocker's annual revenues reduce by approximately CDN$50 million. However, Mr. Justice pointed out, "The reason we're exiting this business is that its revenue was forecast to generate no profit. In fact, there was a real risk of losses, going forward. Our exit will therefore have an immediate, positive impact on Brocker's financial position. Cashflow and profitability will be enhanced and our balance sheet strengthened by eliminating debt raised to fund the working capital requirements of this particular business."

There will also be immediate staffing implications, with 23 positions being made redundant. Other reductions in Brocker's operating costs have already been made and further trimming of head office functions may follow, as Brocker moves to complete a successful restructuring of its business operations.

Reiterating the point he made earlier, Mr. Justice said, "Brocker plans to achieve strong operating profitability for this fiscal year - a direct consequence of our recent restructuring and our continuing focus on profitable business."

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

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For more  information  on Brocker  Technology  Group,  please visit the website,
www.brockergroup.com or contact:

     Nigel Murphy                               Robert Rowell
     Communications                             Investor Relations
     Tel: +64 9 374 2040                        Telephone: 1-800-299-7823
     e-mail: nmurphy@brockergroup.com           e-mail: rrowell@brockergroup.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission
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